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                                                                   Exhibit 10.43


BY FAX


                                 July 13, 2001

Mr. Roger L. Eggena
65 Warren Street
Charleston, SC 29403

Dear Roger:

     This letter is to serve as a formal supplement to Kewaunee's employment offer letter to you dated July 14, 1997.

     Immediately with the start of your employment with Kewaunee, you will be entitled to three weeks of vacation. Additional time beyond the agreed upon three weeks will be in accordance with Kewaunee's fringe benefits available for exempt employees.

     In regard to job security, if you are terminated from employment from Kewaunee, other than for cause, the Company will pay separation pay equal to your base salary, at its then current rate, for up to ten (10) months. If you should obtain other employment within the ten month separation pay period, any salary or benefit from Kewaunee will reduce in like amount. While you are receiving the separation pay, you would be permitted to participate in the group insurance and medical care programs in effect at the time. After any termination of employment, the separation payments will not continue the employment relation and, as such, you will not be eligible to accrue further pension vesting or to continue to participate in the 401K and 401+ plans.

     During your first year of employment, the Company will guarantee the bonus amount as outlined in our offer letter to you of July 14. In addition, if you are promoted into a position with the Company that qualifies for a greater bonus percentage, the Company will pay you the greater of the bonus portion for the time spent in that position.

     If Ron Popiel, the Vice President of Manufacturing, should decide to leave the Company, you will be the logical internal candidate for that position. But, the Company cannot make any commitments or guarantees of this position to you.

     I believe this fully represents our telephone conversation today.
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     Should you have any other questions, please let me know.  We look forward to your acceptance of this position on Monday, July 21, 1997. Please sign the original offer letter to you dated July 14, 1997, and return via fax (704-873-
1275) and mail the hard copy to Jim Rossi.

                                 Sincerely,

                                 /s/ William A. Shumaker
                                 ----------------------------
                                 William A. Shumaker
                                 Vice President and General Manager

Copies to  Eli Manchester, Jr.
           Jim Rossi